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                                                                   EXHIBIT 99.1

[Corporate Logo]


TEKELEC                             NEWS RELEASE


FOR IMMEDIATE RELEASE OCTOBER 27, 1999
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                  Contact:   Erik Randerson
                             Director, Investor Relations
                             818/880-7821
                             erik.randerson@tekelec.com


             TEKELEC PRICES CONVERTIBLE SUBORDINATED DISCOUNT NOTES


CALABASAS, CA, October 27, 1999. Tekelec (Nasdaq NM:TKLC) today announced that it has entered into an agreement to sell $117.5 million principal amount at maturity of its 3.25% convertible subordinated discount notes due 2004, issued at 85.35% of their face amount (equivalent to gross proceeds at issuance of approximately $100 million). The Company has granted the initial purchasers of the notes a 30-day option to purchase an additional $17.5 million principal amount at maturity of its notes (equivalent to additional gross proceeds at issuance of approximately $15 million) to cover over-allotments, if any. The offering is expected to close on November 2, 1999.

The notes will be convertible into shares of Tekelec common stock at a conversion rate of approximately 56.3 shares per $1,000 principal amount at maturity of the notes, which is equivalent to an initial conversion price of $15.15 per share and represents an initial conversion premium of 20%, for a total of approximately 6.6 million shares of Tekelec common stock (7.6 million shares if the initial purchasers' over-allotment option is exercised in full). The notes have a five-year term and will be non-callable for the first three years. The net proceeds of the offering will be used by Tekelec to refinance the $100 million in subordinated notes issued in connection with the acquisition of IEX Corporation, and any excess will be used for working capital and other general corporate purposes.

The notes are being offered in the United States only to qualified institutional buyers and institutional accredited investors pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended. The notes are also being offered outside the U.S. in accordance with Regulation S under the Securities Act. The notes offered will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from the registration requirements.

Tekelec, a supplier of signaling and control systems, develops network switching and diagnostic solutions for telecommunications networks. The company also provides products and solutions for call centers and other telecommunications markets. Tekelec has its headquarters in Calabasas, California, and divisions in Morrisville, North Carolina, and Richardson, Texas. For more information, please visit www.tekelec.com.


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